Exhibit 99.1

Cascade Microtech Reports Fourth Quarter and 2007 Year End Results

Record Annual Revenue of $89.9 million, Up 6 % over 2006 and Diluted EPS of $0.07

Fourth Quarter Revenue of $22.0 million, Up 3% from Q3 of 2007 and Loss per share of $0.01

PORTLAND, Ore.—(BUSINESS WIRE)—February 12, 2008—Cascade Microtech (NASDAQ:CSCD), today reported financial results for the fourth quarter and year ended December 31, 2007.

Highlights for the fourth quarter include:

•	Revenue of $22.0 million, up 3% over Q3 of 2007

•	$15.5 million Engineering Products division revenue, down 1% from Q3 of 2007

•	$6.5 million Production Products division revenue, up 15% over Q3 of 2007

•	Loss per share of $0.01 compared to a Loss per share of $0.02 for Q3 of 2007

“Overall revenue grew in the fourth quarter of 2007 due to increased bookings and shipments in our Pyramid Products Group. Revenue in our Engineering Products Division was slightly lower sequentially,” said Geoff Wild, CEO of Cascade Microtech. “We have seen some improvement in bookings in both divisions in the fourth quarter compared to the third quarter but we continue to be cautious about market conditions in the first half of 2008,” added Mr. Wild.

Revenue for the fourth quarter was $22.0 million, a decrease of 3% over $22.6 million in the fourth quarter of 2006. Net loss for the fourth quarter was $140,000 and loss per share was $0.01, compared to net income of $926,000 and diluted earnings per share of $0.08 for the fourth quarter of 2006.

Financial Outlook

Based on the current backlog and anticipated bookings, Cascade anticipates that first quarter 2008 revenues will be in the range of $20.0 million to $22.0 million; and that earnings per share will be in the range of a loss of $0.02 to diluted earnings per share of $0.02, subject to any change in the provision for income taxes.

Conference Call

The company will host a conference call beginning at 5 p.m. EST (2 p.m. PST) on February 12, 2008, to discuss its results for the fourth quarter and year ended December 31, 2007.

A simultaneous audio cast of the conference call may be accessed online from the investor relations page of www.cascademicrotech.com. A replay will be available after 7 p.m. EST at this same internet address. (For a telephone replay, dial (888) 286-8010 passcode: 52474851; International: 617-801-6888.)

About Cascade Microtech

Cascade Microtech, Inc. (NASDAQ: CSCD) is a worldwide leader in the precise electrical measurement and test of integrated circuits (ICs) and other small structures. For technology businesses and scientific institutions that need to evaluate small structures, Cascade Microtech delivers access to, and extraction of, electrical data from wafers, integrated circuits (ICs), IC packages, circuit boards and modules, MEMs, biological structures, electro-optic devices and more.

Cascade Microtech’s leading-edge semiconductor production test consumables include unique probe cards and test sockets that reduce manufacturing costs of high-speed and high-density semiconductor chips. Information about Cascade Microtech can be found on the Web at www.cascademicrotech.com.

Forward-Looking Statements

The statements in this release in the paragraph above captioned “Financial Outlook” are “forward-looking” statements within the meaning of the Securities Litigation Reform act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based in part on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including changes in demand for the Company’s products, product mix, the timing of shipments and customer orders, constraints on supplies of components, excess or shortage of production capacity, the integration of our acquisitions, a material assessment by a tax authority and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K. In addition such statements could be affected by general industry and market conditions and growth rates and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:	Cascade Microtech, Inc. Steven Sipowicz, Chief Financial Officer, 503 601-1000

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended			Year to Date Ended December 31,
	December 31, 2007	September 30, 2007	December 31, 2006	2007	2006
Sales	$21,992	$21,343	$22,605	$89,922	$84,852

Cost of sales	11,741	11,355	12,679	48,369	47,367
Stock-based compensation	83	100	111	432	443

Gross profit	10,168	9,888	9,815	41,121	37,042

Operating expenses:
Research and development (includes $107, $86, $75, $361, $305 respectively, of stock-based compensation)	2,759	2,723	2,570	11,241	8,949
Selling, general and administrative (includes $399, $385, $280, $1,553, $1,134 respectively, of stock-based compensation)	6,872	6,748	6,780	27,723	24,819
Amortization of purchased intangibles	649	667	130	1,977	130

Total operating expenses	10,280	10,138	9,480	40,941	33,898

Income (loss) from operations	(112)	(250)	335	180	3,144

Other income (expense):
Interest income	306	330	420	1,457	1,615
Interest expense	(1)	—	(1)	(2)	(1)
Other, net	(63)	(101)	28	(119)	347

Total other income (expense)	242	229	447	1,336	1,961

Income (loss) before income taxes	130	(21)	782	1,516	5,105
Provision (benefit) for income taxes	270	195	(144)	586	1,495

Net income (loss)	$(140)	$(216)	$926	$930	$3,610

Net income per share:
Basic	$(0.01)	$(0.02)	$0.08	$0.07	$0.31
Diluted	$(0.01)	$(0.02)	$0.08	$0.07	$0.30
Shares used in computing net income per share:
Basic	12,855	12,799	11,664	12,550	11,482
Diluted	12,855	12,799	12,084	12,840	11,959

CASCADE MICROTECH, INC.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2007	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$4,900	$2,780	$5,260
Marketable securities	24,521	29,428	38,534
Accounts receivable, net	18,195	18,494	17,642
Inventories	18,608	17,316	15,094
Prepaid expenses and other	1,874	2,514	2,055
Deferred income taxes	2,729	2,236	2,042

Total current assets	70,827	72,768	80,627
Long-term investments	4,836	3,598	9,662
Fixed assets, net	14,575	14,365	6,818
Deferred income tax	—	—	682
Goodwill	17,310	16,225	1,295
Purchased intangible assets, net	15,042	15,690	2,610
Other assets	2,691	2,504	2,092

	$125,281	$125,150	$103,786

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital leases	$13	$6	—
Accounts payable	5,158	6,647	6,013
Deferred revenue	1,102	531	1,184
Accrued liabilities	5,589	4,529	5,026

Total current liabilities	11,862	11,713	12,223
Long-term debt and capital leases	51	24	—
Deferred income tax	3,114	3,839	—
Deferred revenue	481	589	199
Other long-term liabilities	2,168	1,977	1,171

Total liabilities	17,676	18,142	13,593

Stockholders’ equity:
Common stock	79,697	78,986	63,261
Unrealized holding gain (loss) on investments	45	19	(1)
Retained earnings	27,863	28,003	26,933

Total stockholders’ equity	107,605	107,008	90,193

	$125,281	$125,150	$103,786